Exhibit 99.1

FOR IMMEDIATE RELEASE                        CONTACT:
December 23, 2002                            Gerard M. Banmiller
                                             (856) 858-1100

1ST COLONIAL BANCORP ANNOUNCES
FIVE PERCENT STOCK DIVIDEND;
COMPLETION OF PUBLIC OFFERING

     Collingswood, New Jersey - At its regularly scheduled meeting of December 18, 2002, the Board of Directors of 1st Colonial Bancorp, Inc. (OTCBB: FCOB) voted to declare a five percent stock dividend to the corporation's shareholders. The dividend will be distributed on all issued and outstanding shares held of record as of April 1, 2003 and is payable on April 15, 2003.

     The Board also announced the completion of the corporation's public offering of units of common stock and warrants. In the offering, 1st Colonial sold 254,399 units at an offering price of $8.50 per unit. Each unit consisted of one share of common stock and a warrant to purchase an additional share of common stock during the next three years at a purchase price of $9.60 per share. 1st Colonial raised total proceeds of $2,162,391 in the offering, before expenses. These proceeds will be used to fund, among other things, the continued growth of 1st Colonial National Bank, its wholly owned subsidiary, including the establishment of additional Bank branches.

     "We have had a very busy year in 2002," said 1st Colonial's President and Chief Executive Officer, Gerard M. Banmiller. "We thank our shareholders very much for their support throughout the year, especially in connection with our reorganization into a holding company structure, which was completed on June 30th, and our recent stock offering which closed on December 16th.
The Board thought it appropriate to reward our shareholders with this stock dividend, reflecting the Bank's performance in 2002. We expect continued growth and success in 2003, as we begin to expand our branch network with the opening of our new Westville facility."

     1st Colonial National Bank, located in Collingswood, New Jersey, opened for business in June of 2000. As of September 30, 2002, 1st Colonial Bancorp had assets of $79 million, deposits of $67 million and a net worth of $7.1 million. For the nine months ended September 30, 2002, 1st Colonial had net income of $375,000 or $0.37 per share.